UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2006 (December 8, 2006)

Behringer Harvard Opportunity REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51961	20-1862323
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)	Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-1620

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01               Completion of Acquisition or Disposition of Assets.

On December 8, 2006, Behringer Harvard Opportunity REIT I, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”) acquired a 95% ownership interest in both Chase Park Plaza Hotel, LLC (“Chase Hotel LLC”) and The Private Residences, LLC (“Private Residences LLC”) through Behringer Harvard Opportunity OP I, LP, our operating partnership (“Behringer Harvard OP”), under agreements effective December 1, 2006.  Chase Hotel LLC and Private Residences LLC own fee simple interests in a mixed-use property with approximately 1.2 million square feet located in St. Louis, Missouri (“Chase Park Plaza”).  Chase Park Plaza consists of an 11-story hotel building with 251 guest rooms, five restaurants, approximately 65,000 square feet of banquet and meeting space, a five-screen movie theater, approximately 25,000 square feet of rentable office space, an outdoor pool, a fitness center, a spa, retail shops, and a five-story parking garage (the “Chase”), as well as a 29-story residential building with a total of 269 residential and corporate apartment units (the “Park Plaza Tower”).  The planned redevelopment of Chase Park Plaza for approximately $95 million includes the refurbishment of the hotel guest rooms and common areas, the conversion of three floors of the Park Plaza Tower into 89 additional hotel guest rooms, the conversion of another three floors into 48 furnished corporate apartments and the conversion of the upper 16 floors into 87 condominium units.  The aggregate initial capital obligation for our 95% ownership interest in Chase Park Plaza is approximately $47.5 million, of which approximately $43.4 million was funded at acquisition.  The remaining amount of our initial capital obligation will be funded after acquisition.  We paid the aggregate initial capital contribution from proceeds of our offerings of common stock to the public.

Chase Hotel LLC owns the hotel portion of Chase Park Plaza, which includes the Chase and certain floors of the Park Plaza Tower (the “Hotel”).  Behringer Harvard OP is a 95% member of Chase Hotel LLC, and Kingsdell L.P. (“Kingsdell”), an unaffiliated third party, is a 5% member.  Private Residences LLC owns the residential portion of Chase Park Plaza, which includes the remaining floors of the Park Plaza Tower (the “Residences”).  Behringer Harvard OP is a 95% member of Private Residences LLC, and Kingsdell is a 5% member.  Kingsdell’s aggregate initial capital contribution for its 5% ownership interest was approximately $2.5 million and was satisfied by the transfer of Kingsdell’s fee simple interest in Chase Park Plaza to Chase Hotel LLC and Private Residences LLC.  Each of the members has agreed to make additional scheduled contributions to pay for anticipated development costs.  Further additional capital contributions from the members may be required to satisfy future operating needs.

Chase Hotel LLC and Private Residences LLC assumed Kingsdell’s borrowings of $55 million under a loan agreement (the “Chase Park Plaza Loan Assumption Agreement”) with Massachusetts Mutual Life Insurance Company.  For a description of the Chase Park Plaza Loan Assumption Agreement, see Item 2.03 below.

The amount of contributed capital for the transaction was determined through negotiations between Kingsdell and Behringer Harvard Opportunity Advisors I LP (“BH Opportunity Advisors”), our advisor, and its affiliates.  Neither we nor our advisor is affiliated with Kingsdell.  In evaluating Chase Park Plaza as a potential acquisition and determining whether the amount of consideration to be paid was appropriate, a variety of factors were considered, including overall analysis of average daily hotel rates, Chase Park Plaza’s historical significance and name, expected capital expenditures, costs of physical plant maintenance, location, environmental issues and demographics.  Our advisor believes that Chase Park Plaza is well located, has acceptable roadway access, attracts an adequate number of guests, is well maintained, adequately insured and has been professionally managed.

Distributions of available cash from operations from Chase Hotel LLC and Private Residences LLC are to be made on a quarterly basis to the members in their respective percentages (being 95% for Behringer Harvard OP and 5% for Kingsdell) until the members have received a return of capital contributions, plus an internal rate of return of 18%.  Second, distributions are to be made 90% to Behringer Harvard OP and 10% to Kingsdell until each member has achieved an internal rate of return of 23%.  Third, distributions are to be made 80% to Behringer Harvard OP and 20% to Kingsdell until each member has achieved an internal rate of return of 28%.  Fourth, distributions are to be made 65% to Behringer Harvard OP and 35% to Kingsdell until each member has achieved an internal rate of return of 33%.  Thereafter, distributions are to be made in the following percentages:  50% to Behringer Harvard OP and 50% to Kingsdell.

Chase Hotel LLC and Private Residences LLC have entered into development agreements with IFC, Inc. (the “Developer”), an affiliate of Kingsdell, to perform development services in respect of the

Hotel and the Residences, pursuant to which the Developer will receive an aggregate development fee of 3% of the designated construction costs of redeveloping Chase Park Plaza.  The development fee may be reduced if the Developer does not perform its services in accordance with certain budget and completion requirements.

Kingsdell has leased the Hotel from Chase Hotel LLC under a lease agreement with an initial term expiring on December 31, 2012.  As scheduled under the lease agreement, Kingsdell will pay base rent and percentage rent based on the Hotel meeting certain revenue thresholds.  In connection with the lease agreement, Chase Hotel LLC has also made available to Kingsdell a loan of up to approximately $1.9 million for working capital, inventory, and other operational matters, as evidenced by a promissory note, of which approximately $1.7 million was outstanding at acquisition.  The interest rate under the note is fixed at 5% per annum.  The term of the note is the earlier of December 31, 2016 or the termination of the lease agreement.

CWE Hospitality Services, LLC (the “Property Manager”), an affiliate of Kingsdell, has the sole and exclusive right to manage, operate, lease and promote the Hotel and Residences under separate agreements among the Property Manager, Kingsdell, Chase Hotel LLC and Private Residences LLC.  Among other things, the Property Manager has the authority to determine the terms of admittance and charges for rooms, commercial space, entertainment, use of facilities and food and beverages.  The Property Manager has the authority to negotiate and enter into leases, contracts, licenses or other arrangements of the hotel operations, to incur costs and expenses, to pay Chase Park Plaza’s operating costs and expenses from cash flow or reserves and to require sufficient funds for the payment of operating expenses.  As compensation, the Property Manager receives an operating fee equal to 2.5% of the Hotel’s monthly gross revenues, plus additional fees if gross revenues exceed annual targets.  The Property Manager receives a fee equal to 3% of gross collections from the Residences.  Kingsdell, the Property Manager and Chase Hotel LLC are also parties to an owner agreement which discusses the rights and obligations of each pursuant to the lease agreement and Hotel management agreement.

Chase Hotel LLC has agreed to pay BH Opportunity Advisors an annual asset management fee equal to $500,000 from the Hotel’s operations payable in monthly installments.  In the event that this annual asset management fee payable by Chase Hotel LLC is less than the asset management fee that would be due from us to BH Opportunity Advisors or its affiliates with respect to our ownership interest in Chase Hotel LLC, we would pay the difference.  In the event that the annual asset management fee payable by Chase Hotel LLC is greater than the asset management fee that would be due from us to BH Opportunity Advisors or its affiliates with respect to our ownership interest in Chase Hotel LLC, the difference would be reimbursed by BH Opportunity Advisors to us.

HPT Management Services LP, our affiliate, will receive an oversight fee equal to 1% of gross revenues from the Hotel and the Residences to the extent attributable to our ownership interest in Chase Park LLC and Private Residences LLC.

Chase Hotel LLC and Private Residences LLC have agreed to pay BH Opportunity Advisors a disposition fee equal to 0.75% of the gross selling price, which is to be paid out of the proceeds of any future sale of the Hotel and the Residences.  Payment of 95% of that fee to BH Opportunity Advisors is subordinated based on the condition that our investors have first received distributions equal to the sum of the aggregate capital contributions by investors plus a 10% cumulative, non-compounded, annual return on such capital contributions.  In the event that this disposition fee payable by Chase Hotel LLC and Private Residences LLC is less than the subordinated disposition fee that would be due from us to BH Opportunity Advisors or its affiliates with respect to our ownership interest in Chase Hotel LLC and Private Residences LLC, we would pay the difference.  In the event that the disposition fee payable by Chase Park LLC and Private Residences LLC is greater than the subordinated disposition fee that would be due from us to BH Opportunity Advisors or its affiliates with respect to our ownership interest in Chase Hotel LLC and Private Residences LLC, the difference would be reimbursed by BH Opportunity Advisors to us.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 8, 2006, Chase Hotel LLC and Private Residences LLC assumed Kingsdell’s borrowings of $55 million pursuant to the Chase Park Plaza Loan Assumption Agreement, effective December 1, 2006.  The interest rate under the loan is fixed at 5.2% per annum.  Monthly payments of interest only are required with any remaining balance payable at the maturity date, August 1, 2010.  Prepayment, in whole (but not in part) is permitted on or after August 1, 2007, provided that at least thirty days prior written notice is given and a prepayment fee is paid. No such prepayment fee shall be required to be paid in connection with a prepayment made after May 1, 2010.

In addition, we have guaranteed payment of the debt under the Chase Park Plaza Loan Assumption Agreement in the event of, among other things, (i) the filing by Chase Hotel LLC or Private Residences LLC of a voluntary bankruptcy or insolvency proceeding, or (ii) the filing of an involuntary bankruptcy or insolvency proceeding against Chase Hotel LLC or Private Residences LLC which is not dismissed within 90 days of filing.  Further, in certain circumstances, we are obligated to guarantee payment of lender losses based on certain prohibited acts or circumstances.

Item 7.01               Regulation FD Disclosure

On December 13, 2006, we announced our acquisition of a majority interest in Chase Park Plaza with a press release.  A copy of the press release has been furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 disclosure by reference.  Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein are deemed to have been furnished and shall not be deemed to be “filed” under the Securities Act of 1934, as amended.

Item 9.01               Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

Because it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, we hereby confirm that the required financial statements will be filed on or before February 23, 2007, by amendment to this Current Report on Form 8-K, which date is within the period allowed to file such an amendment.

(b) Pro Forma Financial Information.

See paragraph (a) above.

(d) Exhibits.

The exhibits filed in response to Item 601 of Regulation S-K are listed on the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Dated: December 13, 2006	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer

EXHIBIT INDEX

99.1                                                   Press Release of Behringer Harvard Opportunity REIT I, Inc.